UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Ireland, David G.
   14 Oak Park
   Bedford, Ma  01730
   USA
2. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, the Progress Company
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |03/27/|M   | |2,888             |A  |$6.0000    |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/27/|S   | |2,888             |D  |$18.0000   |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/28/|M   | |1,112             |A  |$6.0000    |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/28/|S   | |1,112             |D  |$18.0000   |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/28/|M   | |3,000             |A  |$6.0000    |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/28/|S   | |3,000             |D  |$18.2500   |4,476              |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$6.0000 |03/27|M   | |2,888      |D  |10/2/|9/1/0|Common Stock|2,888  |       |15,182 (2)  |D  |            |
ion                   |        |/02  |    | |           |   |98 (1|7    |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$6.0000 |03/28|M   | |4,112      |D  |10/2/|9/1/0|Common Stock|4,112  |       |15,182 (2)  |D  |            |
ion                   |        |/02  |    | |           |   |98 (1|7    |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The options vest in equal monthly increments over a 48 month period beginning 10/2/98.
(2) On March 31, 2002 options to purchase 5,984 shares were vested. SIGNATURE OF REPORTING PERSON
/s/ David G. Ireland
DATE
April 8, 2002